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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE CHARLES SCHWAB CORPORATION,

                           PATRIOT MERGER CORPORATION

                                       AND

                             U.S. TRUST CORPORATION


                          DATED AS OF JANUARY 12, 2000



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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2000, by and among The Charles Schwab Corporation, a Delaware corporation ("SCHWAB"), Patriot Merger Corporation, a New York corporation and a wholly-owned subsidiary of SCHWAB ("MERGER SUB"), and U.S. Trust Corporation, a New York corporation ("UST").

            WHEREAS, the Boards of Directors of SCHWAB and UST have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for herein in which MERGER SUB will merge (the "Merger") with and into UST so that UST is the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

            WHEREAS, as a condition to, and simultaneously with the execution and delivery of this Agreement, SCHWAB and UST are entering into a stock option agreement (the "UST Option Agreement") pursuant to which UST is granting SCHWAB an option to purchase shares of UST Common Stock (as defined in Section 1.4) on the terms and subject to the conditions set forth therein;

            WHEREAS, as a condition to, and simultaneously with the execution and delivery of this Agreement, certain key employees of UST are entering into employment agreements to be effective at the closing of the Merger (the "Employment Agreements"); and

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

            NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:



                                    ARTICLE I
                                   THE MERGER

            1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with New York Business Corporation Law (the "NYBCL"), at the Effective Time (as defined in Section 1.2), MERGER SUB shall merge with and into UST. UST shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of MERGER SUB shall terminate.

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            1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger relating to the Merger (the "New York Certificate of Merger") which shall be filed with the Department of State of the State of New York (the "New York Department") on or before the Closing Date (as defined in Section 9.1) in accordance with Section 904 of the NYBCL. The date and time when the Merger becomes effective shall be the Closing Date or such other date and time as is mutually agreed by UST and SCHWAB and set forth in the New York Certificate of Merger (the "Effective Time").

            1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the NYBCL.

            1.4 Conversion of UST Common Stock. At the Effective Time, in each case, subject to Section 2.2(e), by virtue of the Merger and without any action on the part of SCHWAB, UST or the holder of any of the following securities:

                   (a) Each share of the common stock, par value $1.00 per share, of UST (the "UST Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of UST Common Stock held by SCHWAB, MERGER SUB or UST (except for Trust Account Shares, as such term is defined in Section 1.4(d))) shall be converted into the right to receive 3.427 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of SCHWAB (the "SCHWAB Common Stock").

                   (b) All of the shares of UST Common Stock converted into SCHWAB Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of UST Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of SCHWAB Common Stock, (ii) cash in lieu of fractional shares into which the shares of UST Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b). Common Certificates previously representing shares of UST Common Stock shall be exchanged for certificates representing whole shares of SCHWAB Common Stock, cash in lieu of fractional shares issued in consideration therefor and any such dividends or distributions upon the surrender of such Common Certificates in accordance with Section 2.2, without any interest thereon.

                   (c) If, prior to the Effective Time, the outstanding shares of SCHWAB Common Stock or UST Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, issuance of securities pursuant to the UST Rights Agreement (as defined below), stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.



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                   (d) At the Effective Time, all shares of UST Common Stock
held by SCHWAB, MERGER SUB or UST (other than shares of UST Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties (any such shares, and shares of SCHWAB Common Stock which are similarly held, whether held directly or indirectly by SCHWAB, MERGER SUB or UST, as the case may be, being referred to herein as "Trust Account Shares")), shall be cancelled and shall cease to exist and no stock of SCHWAB or other consideration shall be delivered in exchange therefor.

            1.5 MERGER SUB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SCHWAB or UST, each share of the common stock, $.01 par value, of MERGER SUB shall be converted into one share of UST Common Stock (which shares of UST Common Stock shall not be deemed outstanding immediately prior to the Effective Time for the purposes of this Agreement).

            1.6 SCHWAB Common Stock. At and after the Effective Time, each share of SCHWAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SCHWAB Common Stock and shall not be affected by the Merger.

            1.7 Options and Contingent Issuances.

                   (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of UST Common Stock pursuant to stock options granted by UST under its stock option plans, each of which is identified in
Section 3.2 of the UST Disclosure Schedule (each, a "Stock Option Plan"), and all other rights, obligations, commitments or agreements of any character, whether fixed or contingent, calling for the purchase or issuance of any shares of UST Common Stock or any other equity securities of UST or any securities representing the right to purchase or otherwise receive any shares of UST Common Stock (collectively with such Stock Option Plans, the "UST Rights"), which are outstanding at the Effective Time, whether or not vested or exercisable, unless otherwise vested or exercised at or prior to the Effective Time in accordance with the terms then in effect of the applicable UST Stock Plans (as defined in Section 6.10), shall automatically be converted into and become options or other equivalent rights with respect to SCHWAB Common Stock, and SCHWAB shall assume each UST Right, in accordance with the same terms and conditions of the Stock Option Plan or other agreement by which each respective UST Right is evidenced, except from and after the Effective Time, (i) SCHWAB and its Board of Directors and Compensation Committee shall be substituted for the Committee of UST's Board of Directors (including, if applicable, the entire Board of Directors of UST) administering the respective Stock Option Plans, (ii) each UST Right assumed by SCHWAB may be exercised solely for shares of SCHWAB Common Stock, (iii) the number of shares of SCHWAB Common Stock subject to such UST Right shall be equal to the number of shares of UST Common Stock subject to such UST Right immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of SCHWAB Common Stock resulting from such multiplication shall be rounded down to



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the nearest whole share and (iv) the per share exercise price under each such
UST Right shall be adjusted by dividing the per share exercise price under each such UST Right by the Exchange Ratio and rounding to the nearest whole cent. As to any UST Rights that are vested or that would vest by reason of the transactions contemplated hereby, UST shall take the requisite action necessary, including amending any applicable plan documents, to eliminate any cash payments in connection with such options or rights and to provide for the conversion of such options or rights at the Effective Time only into the number of shares of SCHWAB Common Stock determined by dividing the net spread value of each such option or right immediately prior to the Effective Time by the value of one share of UST Common Stock as quoted on the New York Stock Exchange immediately prior to the Effective Time and multiplying the resulting quotient by the Exchange Ratio, and, as to any right to receive UST stock under any other contract, UST shall take all action necessary to convert each such right into a right to receive the number of shares of SCHWAB Common Stock determined by dividing the net spread value of each such right immediately prior to the Effective Time by the value of one share of UST Common Stock as quoted on the New York Stock Exchange immediately prior to the Effective Time and multiplying the resulting quotient by the Exchange Ratio. Notwithstanding the foregoing, each UST Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. SCHWAB agrees to take all reasonable steps that are necessary to effectuate the foregoing provisions of this Section.

                   (b) Prior to the Effective Time, SCHWAB shall take all corporate action necessary to reserve for issuance sufficient shares of SCHWAB Common Stock for delivery upon exercise of UST Rights assumed by SCHWAB in accordance with this Section.

                   (c) As soon as practicable after the Effective Time, SCHWAB shall deliver to each holder of UST Rights appropriate notices setting forth such holder's rights pursuant to the Stock Option Plans and the agreements pursuant to which such options were issued, and the Stock Option Plans and the agreements evidencing the grants of such UST Rights shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 1.7 after giving effect to the Merger and the assumption by SCHWAB as set forth above). To the extent necessary to effectuate the provisions of this
Section 1.7, UST and SCHWAB shall deliver new or amended agreements reflecting the terms of this Agreement and of each UST Right assumed by SCHWAB and amend the Stock Option Plans to reflect the terms hereof.

            1.8 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of UST shall be amended as stated in Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.



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            1.9 Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of MERGER SUB shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

            1.10 Directors and Officers of Surviving Corporation and
Subsidiaries.

                   (a) At the Effective Time, the officers of UST and its subsidiaries immediately prior to the Effective Time shall be the officers of the Surviving Corporation and its subsidiaries following the Merger.

                   (b) Immediately prior to the Effective Time, the directors of UST shall submit their resignations from the Board of Directors of UST. At the Effective Time, SCHWAB shall take all necessary actions so that, at the Effective Time, the persons listed on Section 1.10(b) of the UST Disclosure Schedule shall be appointed to the Board of Directors of the Surviving Corporation.

                   (c) Immediately prior to the Effective Time, the directors of the subsidiaries of UST shall submit their resignations from the Board of Directors of such subsidiaries. At the Effective Time, SCHWAB shall take all action necessary so that, immediately following the Effective Time, the Persons listed on Section 1.10(c) of the UST Disclosure Schedule shall be appointed to the Board of Directors of the subsidiaries of the Surviving Corporation.

                   (d) Prior to the Effective Time, UST shall take all corporate actions necessary such that all directors of the Surviving Corporation and its subsidiaries may be removed without cause following the Effective Time at the discretion of the shareholder of each such corporation.

            1.11 Representation on SCHWAB Board of Directors and Management Committee.

                   (a) At the Effective Time, SCHWAB shall take all necessary actions so that, immediately following the Effective Time, the persons listed on
Section 1.11(a) of the UST Disclosure Schedule shall be appointed to the Board of Directors of SCHWAB.

                   (b) At the Effective Time, SCHWAB shall take all action necessary so that, immediately following the Effective Time, the Persons listed on Section 1.11(b) of the UST Disclosure Schedule shall be appointed to the SCHWAB management committee.



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                                   ARTICLE II
                               EXCHANGE OF SHARES

            2.1 SCHWAB to Make Shares Available. At or prior to the Effective Time, SCHWAB shall deposit, or shall cause to be deposited, with a bank or trust company selected by SCHWAB and reasonably acceptable to UST (the "Exchange Agent"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Article II, certificates representing the shares of SCHWAB Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of SCHWAB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of UST Common Stock.

            2.2 Exchange of Shares.

                   (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Common Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for certificates representing the shares of SCHWAB Common Stock, any dividends or distributions which a holder of Common Certificates has a right to receive pursuant to Section 2.2(b) and any cash in lieu of fractional shares into which the shares of UST Common Stock represented by such Common Certificate or Common Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of SCHWAB Common Stock to which such holder of UST Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the aggregate amount of (x) any cash dividends or distributions which such holder has a right to receive pursuant to Section 2.2(b) and (y) any cash (rounded to the nearest whole cent) in lieu of fractional shares of SCHWAB Common Stock which such holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Article II, and the Common Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends or distributions payable to holders of Common Certificates.

                   (b) No dividends or other distributions declared after the Effective Time with respect to SCHWAB Common Stock shall be paid to the holder of any unsurrendered Common Certificate until the holder thereof shall surrender such Common Certificate in accordance with this Article II. After the surrender of a Common Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which



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theretofore had become payable with respect to shares of SCHWAB Common Stock represented by such Common Certificate. In addition, after the surrender of a Common Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any dividends or distributions, without interest thereon, with a record date prior to the Effective Time which may have been declared or made by UST with respect to shares of UST Common Stock represented by such Common Certificate and which remain unpaid at the Effective Time.

                   (c) If any certificate representing shares of SCHWAB Common Stock is to be issued in a name other than that in which the Common Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of SCHWAB Common Stock in any name other than that of the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                   (d) After the Effective Time, there shall be no transfers on the stock transfer books of UST of the shares of UST Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of SCHWAB Common Stock as provided in this
Article II.

                   (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SCHWAB Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to SCHWAB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of UST. In lieu of the issuance of any such fractional share, SCHWAB shall pay to each former shareholder of UST who otherwise would be entitled to receive such fractional share an amount in cash, rounded to the nearest whole cent, determined by multiplying (i) the closing-sale price of SCHWAB Common Stock on the NYSE as reported by The Wall Street Journal on the last trading day prior to the Effective Time (the "Applicable Market Value Per Share of SCHWAB Common Stock") by (ii) the fraction of a share (rounded to the nearest thousandth of a share) of SCHWAB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

                   (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of UST for 12 months after the Effective Time shall be paid to SCHWAB. Any shareholders of UST who have not theretofore complied with this
Article II shall thereafter look only to SCHWAB for payment of the shares of SCHWAB



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Common Stock or cash in lieu of any fractional shares and any unpaid dividends and distributions on the SCHWAB Common Stock deliverable in respect of each share of UST Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of UST, SCHWAB, the Exchange Agent or any other person shall be liable to any former holder of shares of UST Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                   (g) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if reasonably required by SCHWAB, the posting by such person of a bond in such amount as SCHWAB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Common Certificate the shares of SCHWAB Common Stock, any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and any cash dividends or disbursements which such holder has a right to receive pursuant to
Section 2.2(b).



                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF UST

            Except as set forth in the disclosure schedule, dated the date hereof, delivered by UST to SCHWAB, with reference to the specific section of the Agreement to which each disclosure relates (the "UST Disclosure Schedule") or as set forth in UST Reports (as defined in Section 3.12) filed since January 1, 1997, UST hereby represents and warrants to SCHWAB as follows:

            3.1 Corporate Organization.

                   (a) UST is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. UST has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a UST Material Adverse Effect. As used in this Agreement, the term "UST Material Adverse Effect" means, with respect to UST, any effect that (i) is, or would be reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of UST and its subsidiaries taken as a whole or (ii) does, or would be reasonably likely to, prevent UST from consummating the Merger and the other transactions contemplated hereby (including the UST Option Agreement and the transactions contemplated thereby), other than (i) any effect resulting from



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events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to UST's industry in general and not specifically relating to UST or any UST Subsidiary and (ii) the loss of customer business, in whole or in part, resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization (a "Corporate Entity"), which is consolidated with such party for financial reporting purposes or which otherwise would be deemed to be a subsidiary of such party within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). UST is duly registered as a bank holding company under the BHCA. True and complete copies of the Certificate of Incorporation and Bylaws of UST, as in effect as of the date of this Agreement, have previously been delivered by UST to SCHWAB.

                   (b) Section 3.1(b) of the UST Disclosure Schedule sets forth a complete and correct list of all of UST's Subsidiaries (each a "UST Subsidiary" and collectively the "UST Subsidiaries"); such list identifies those UST Subsidiaries that have as their primary Federal bank regulatory agency the Federal Reserve Board and those UST Subsidiaries that are not so regulated.
Section 3.1(b) of the UST Disclosure Schedule also sets forth a list identifying the number (other than wholly-owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the UST Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by UST or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "Lien") with respect thereto. Each UST Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not be reasonably likely to have a UST Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the UST Subsidiaries, UST does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest



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with a fair market value as of the date of this Agreement in excess of $10 million in any person.

            3.2 Capitalization. The authorized capital stock of UST consists of 70,000,000 shares of UST Common Stock, of which, as of January 6, 2000, 18,660,600 shares were issued and outstanding, and 4,000,000 shares of Series A Participating Cumulative Preferred Shares, par value $1.00 per share (the "UST Preferred Stock"), of which, as of January 6, 2000, none were issued and outstanding. As of January 6, 2000, there were 22,118,743 shares of UST Common Stock on a fully diluted basis determined in the manner described in Section 3.2 of the UST Disclosure Schedule. Except for 1,427,180 shares of UST Common Stock that were held in treasury as of January 6, 2000, no shares of UST Common Stock were held by UST or any of its Subsidiaries (except for Trust Account Shares) as of January 6, 2000. All of the issued and outstanding shares of UST Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the UST Option Agreement and rights ("UST Preferred Rights") to purchase UST Preferred Stock issued pursuant to the Rights Agreement (the "UST Rights Agreement") dated as of September 1, 1995, between UST and First Chicago Trust Company of New York, as Rights Agent, and except as provided below, UST does not have and is not bound by any UST Rights. UST has previously provided SCHWAB with a list dated the date of this Agreement of all holders, as of January 6, 2000, of UST Rights, including the names of holders of such rights, the date of the grant or issuance of such rights, the number of shares subject to such rights, the expiration date of such rights, the vesting schedule of such rights and whether such vesting schedule shall be accelerated as a result of UST's entry into this Agreement or consummation of the transactions contemplated hereby, and the price at which each such right may be exercised. Since December 31, 1999, UST has not (i) issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than shares of UST Common Stock issued upon the exercise or conversion of such UST Rights outstanding as of December 31, 1999, as described in the immediately preceding sentence and UST Preferred Rights associated with shares of UST Common Stock or (ii) taken any actions which would cause an antidilution adjustment under any outstanding UST Rights. Except as permitted under Section 5.2, there are, and there will be, no outstanding contractual obligations of UST or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of UST or any of its Subsidiaries. There are no outstanding contractual obligations of UST or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of UST or any of its Subsidiaries. There are no shareholder agreements, voting trusts or similar agreements relating to the UST Common Stock to which UST is a party.

            3.3    Authority; No Violation.

                   (a) UST has full corporate power and authority to execute and deliver this Agreement and subject to receipt of UST Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the UST Option Agreement and the consummation of the



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transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of UST. The Board of Directors of UST has directed that this Agreement and the transactions contemplated hereby be submitted to UST's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the votes of the outstanding shares of UST Common Stock entitled to vote thereon (the "UST Shareholder Approval"), no other corporate proceedings on the part of UST and no other shareholder votes are necessary to approve this Agreement and the UST Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the UST Option Agreement have been duly and validly executed and delivered by UST. Assuming due authorization, execution and delivery by SCHWAB and MERGER SUB, this Agreement and the UST Option Agreement constitute valid and binding obligations of UST, enforceable against UST in accordance with their terms, subject, in the case of this Agreement, to the receipt of the UST Shareholder Approval.

                   (b) Neither the execution and delivery of this Agreement and the UST Option Agreement by UST nor the consummation by UST of the transactions contemplated hereby and thereby, nor compliance by UST with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Certificates of Incorporation or Bylaws of UST or any of its Subsidiaries or
(ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UST or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of UST or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which UST or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be reasonably likely to result in a UST Material Adverse Effect.

            3.4 Consents and Approvals. Except for (i) the requisite filings with, notices to and approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA and the Federal Reserve Act, as amended, (ii) the filing of any required applications or notices with the Federal Reserve Bank of New York, the Office of the Comptroller of the Currency, the Department of Justice, the Federal Trade Commission, the New York State Banking Department, the Department of Banking of the State of Connecticut, the Florida Department of Banking and Finance, the New Jersey Department of Banking and Insurance, the North Carolina Commissioner of

Banks, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, the Delaware State Banks Commissioner, the District of Columbia Office of Banking and Financial Institutions, the Cayman Islands Banking Commission, the National Association of Securities Dealers and other applicable federal, state or foreign governmental agencies or authorities as set forth in Schedule 3.4 of the UST Disclosure Schedule and approval of such applications and notices, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of UST's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") which shall be included in the SCHWAB registration statement on Form S-4 (the "S-4") and any other filings required to be made with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of the New York Certificate of Merger with the New York Department pursuant to the NYBCL, (v) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal, state and foreign laws relating to the regulation of broker-dealers, investment advisers (including the Investment Advisers Act of 1940, as amended (the "Advisers Act")) and insurance agencies and the rules of any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization ("SRO") with jurisdiction over UST or any of its Subsidiaries, (vi) the consents, approvals and notices required or contemplated under the Investment Company Act of 1940, as amended (the "1940 Act"), (vii) the UST Shareholder Approval and (viii) such additional consents and approvals, the failure of which to make or obtain would not be reasonably likely to have a UST Material Adverse Effect, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity") or of or with any third party are necessary in connection with (A) the execution and delivery by UST of this Agreement and the UST Option Agreement and (B) the consummation by UST of the Merger and the other transactions contemplated hereby. UST has no reason to believe that any Requisite Regulatory Approvals (as defined in Section 7.1(c)) will not be obtained.

            3.5 Reports. UST and each of its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the SEC, (ii) any SRO, (iii) the Federal Reserve Board, (iv) the Federal Deposit Insurance Corporation, (v) the Office of the Comptroller of the Currency and (vi) any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (i) through (vi), inclusive, are, collectively, the "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not be reasonably likely to result in a UST Material Adverse Effect. Except for normal examinations conducted by a

Regulatory Agency in the regular course of the business of UST and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of UST, investigation into the business or operations of UST or any of its Subsidiaries since January 1, 1997, except where any such proceedings or investigations are not, individually or in the aggregate, reasonably likely to result in a UST Material Adverse Effect. There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any report or statement relating to any examinations of UST or any of its Subsidiaries, except where any such violations, criticisms or exceptions are not, individually or in the aggregate, reasonably likely to result in a UST Material Adverse Effect.

            3.6 Financial Statements. UST has previously made available to SCHWAB copies of (a) the consolidated balance sheets of UST and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in UST's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "UST 1998 Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers, LLP, independent public accountants, and (b) the unaudited consolidated balance sheet of UST and its Subsidiaries as of September 30, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1999, as reported in UST's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 ("UST Form 10-Q"), filed with the SEC under the Exchange Act. The financial statements referred to in this
Section 3.6 do, and any financial statements filed by UST with the SEC under the Exchange Act after the date of this Agreement (including the related notes, where applicable) will, fairly present in all material respects (including the related notes, where applicable) the consolidated financial position and results of operations and changes in stockholders' equity and cash flows of UST and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply or will comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, except for the absence of certain footnotes and schedules in the case of unaudited financial statements. The books and records of UST and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects.

            3.7 Broker's Fees. Except for Credit Suisse First Boston Corporation ("CSFB"), neither UST nor any UST Subsidiary has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

            3.8 Absence of Certain Changes or Events.

                   (a) Since September 30, 1999, (i) no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a UST Material Adverse Effect, (ii) UST and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary and usual course consistent with their past practices and (iii) there has not been (w) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UST's Common Stock,
(x) any split, combination or reclassification of any of UST's Common Stock or the authorization of any issuance of other securities in respect of, in lieu of or in substitution for shares of UST's Common Stock, (y) any change in accounting methods, principles or practices by UST materially affecting its assets, liabilities or businesses, except insofar as have been required by a change in GAAP or (z) any Tax election that individually or in the aggregate would be reasonably likely to have a UST Material Adverse Effect or any settlement or compromise of any material Tax liability.

                   (b) Except as permitted by this Agreement, since December 31, 1998, neither UST nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice or as required by applicable law (x) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 1998,
(y) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1998 or fiscal 1999 or (z) granted any stock appreciation rights or rights to acquire any shares of its capital stock to any officer, director or employee, other than grants made in the ordinary course of business pursuant to the Stock Option Plans or (ii) suffered any strike, work stoppage, slowdown, or other material labor disturbance.

            3.9 Legal Proceedings.

                   (a) Neither UST nor any of its Subsidiaries is a party to any, and there are no pending or, to the best knowledge of UST, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against UST or any of its Subsidiaries which are reasonably likely, individually or in the aggregate, to result in a UST Material Adverse Effect, nor, to the best knowledge of UST, is there any basis for any proceeding, claim or any action against UST or any of its Subsidiaries that would be reasonably likely, individually or in the aggregate, to result in a UST Material Adverse Effect; provided that, any litigation challenging the validity or propriety of the transactions contemplated by this Agreement or the UST Option Agreement shall not be deemed a UST Material Adverse Effect for purposes of this Agreement.

                   (b) There is no injunction, order, judgment or decree imposed upon UST, any of its Subsidiaries or the assets of UST or any of its Subsidiaries which has resulted in, or is reasonably likely to result in, a UST Material Adverse Effect.

            3.10 Taxes and Tax Returns.

                   (a) UST and each of its Subsidiaries has duly filed or caused to be filed all federal, state, foreign and, to the best knowledge of UST, local Tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on their behalf all Taxes that are due and payable other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the applicable financial statements for such company. Through the date hereof, UST and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

                   (b) The consolidated federal income tax returns of UST and its Subsidiaries for each taxable year through December 31, 1993, have been examined by the Internal Revenue Service (the "IRS"). Section 3.10(b) of the UST Disclosure Schedule identifies all pending audits or examinations with respect to any Tax Returns of UST and its Subsidiaries.

                   (c) There are no disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon UST or any of its Subsidiaries, nor has UST or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax return for any period.

                   (d) Proper and accurate amounts have been withheld by UST and its Subsidiaries from their employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

                   (e) Since December 31, 1997, neither UST nor any of its Subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by UST or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by UST or any Subsidiary).

                   (f) Neither UST nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is UST) or (ii) has any liability for the Taxes of any person (other than any of UST or its Subsidiaries) under Treasury Regulation Section

1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                   (g) UST is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                   (h) The corporate spin-off transaction consummated by UST in 1995 (the "1995 Spin-Off") was consummated in accordance with the private letter ruling issued by the Internal Revenue Service on August 31, 1995, and all representations made to the IRS in connection with such ruling and any related ruling requests were true, complete and accurate in all material respects. Since consummation of the 1995 Spin-Off, UST has not taken any action, and is not aware of the occurrence of any other event or action, that would cause UST to lose the ability to rely on the IRS private letter ruling. Other than the ruling identified above related to the 1995 Spin-Off, UST has not sought any other rulings from the Internal Revenue Service regarding Taxes since January 1, 1995.

                   (i) Other than its Common Stock, there exists no other outstanding security (including, but not limited to, the UST Capital A $50,000,000 8.414% Capital Securities) or instrument of any type (whether issued, sponsored or guaranteed by UST or any Subsidiary of UST) that could be treated as an equity interest in UST for any income tax purposes.

                   (j) None of UST and its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any person that is reasonably likely to give rise to the payment of any amount (except for any amount that will become payable solely as a result of the transactions contemplated by this Agreement) that would not be deductible by reason of Section 162(m) of the Code.

                   (k) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

            3.11 Employees.

                   (a) Section 3.11(a) of the UST Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement, including all such plans, arrangements or agreements relating to directors, executive officers, key employees and material consultants of UST and its Subsidiaries (the "UST Benefit Plans"), by UST or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "UST ERISA Affiliate"), all of which together with UST would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                   (b) UST has heretofore delivered to SCHWAB true and complete copies of each of the UST Benefit Plans and certain related documents, including
(i) the actuarial report for each such UST Benefit Plan (if applicable) for each of the last two years ended December 31, 1998 and (ii) the most recent determination letter from the IRS (if applicable) for each such Plan.

                   (c) (i) Each of the UST Benefit Plans has been operated and administered in accordance with applicable laws, including ERISA and the Code, except where such operation or administration is not, individually or in the aggregate, reasonably likely to result in a UST Material Adverse Effect, (ii) each of the UST Benefit Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and UST is not aware of any circumstances that are reasonably likely to result in the revocation of such favorable determination letter, (iii) no UST Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of UST, its Subsidiaries or any UST ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (y) deferred compensation benefits accrued as liabilities on the books of UST, its Subsidiaries or the UST ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and other than benefits that would not be reasonably likely to have a UST Material Adverse Effect, (iv) no liability under Title IV of ERISA has been incurred by UST, its Subsidiaries or any UST ERISA Affiliate that has not been satisfied in full, and, to the best knowledge of UST, no condition exists that presents a risk to UST, its Subsidiaries or any UST ERISA Affiliate of incurring a material liability thereunder other than liabilities that would not be reasonably likely to have a UST Material Adverse Effect, (v) no UST Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vi) all contributions or other amounts payable by UST or its Subsidiaries as of the Effective Time with respect to each UST Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code except for such contributions and other amounts that would not be reasonably likely to have a UST Material Adverse Effect, (vii) neither UST, its Subsidiaries nor any UST ERISA Affiliate has engaged in a transaction in connection with which UST, its Subsidiaries or any UST ERISA Affiliate reasonably could be expected to become subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code except for such penalties and Taxes as would not be reasonably likely to have a UST Material Adverse Effect and (viii) there are no pending, or, to the best knowledge of UST, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the UST Benefit Plans or any trusts related thereto which are reasonably likely to result in a UST Material Adverse Effect.

                   (d) Except as set forth in a schedule previously delivered by UST to SCHWAB, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due to any director or any key employee of UST or any of its affiliates from UST or any of its affiliates under any UST Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any UST Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                   (e) UST has amended those UST Benefit Plans which would have otherwise provided for a cash payment or cash settlement at the Effective Time in lieu of UST Common Stock, to provide for conversion into SCHWAB Common Stock at the Effective Time in the manner described in Section 1.7 of this Agreement.

                   (f) The Board of Directors (or appropriate committee thereof) of UST and its Subsidiaries, as applicable, has adopted resolutions and/or has taken such other action as is necessary to ensure that no benefit under any UST Benefit Plan (other than the 1989 Stock Compensation Plan and Predecessor Plans, the 1995 Stock Option Plan, the Deferred Restricted Unit Plan, the equity portions of the Executive Incentive Plan relating to Awards for Plan Year 1999 and prior years, and the equity portion of the Benefit Equalization Plan) shall accelerate payment as a result of the Merger or the transactions contemplated hereby, including, without limitation, the adoption of resolutions that the Merger and the transactions contemplated hereby do not constitute a "change in control" or "change of control," as such terms are used in such UST Benefit Plans.

            3.12 SEC Reports. UST has previously made available to SCHWAB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997, by UST with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "UST Reports") and (b) communication mailed by UST to its shareholders since January 1, 1997. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading (except to the extent corrected in a subsequent filed registration statement, prospectus, report, schedule, proxy statement or communication). Since January 1, 1997, UST and each UST Subsidiary has timely filed all reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

            3.13 Compliance with Applicable Law.

                   (a) UST and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and are in compliance with, and are not in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to UST or any of its Subsidiaries, except in each case where the failure to hold such license, registration, franchise, permit or authorization or such noncompliance or violation is not, individually or in the aggregate, reasonably likely to result in a UST Material Adverse Effect, and neither UST nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations which are not, individually or in the aggregate, reasonably likely to result in a UST Material Adverse Effect. The use by UST of the words "United States" as part of the business or firm name does not violate 18 U.S.C. Section 709.

                   (b) Except as would not be reasonably likely to have a UST Material Adverse Effect, UST and each UST Subsidiary have properly administered all accounts for which UST or any UST Subsidiary acts as a fiduciary, including accounts for which UST or any UST Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of UST or any UST Subsidiary, or any director, officer or employee of UST or any UST Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be reasonably likely to have a UST Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

                   (c) Each insured depository institution Subsidiary of UST is "well-capitalized" (as that term is defined at 12 C.F.R. 208.43(b)(1) or the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)), and the institution's Community Reinvestment Act of 1997 rating is no less than "satisfactory." Neither UST nor any UST Subsidiary has been informed that its status as "well-capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year.

            3.14 Certain Contracts. Neither UST nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) which as of the date hereof is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the UST 1998 Form 10-K or UST Form 10-Q, (iii) which contains any non-compete or exclusivity provisions with respect to any business or geographic area in which business is conducted with respect to UST or any of its Subsidiaries or which restricts the conduct of any business by UST or any of its Subsidiaries or any geographic area in which UST or any of its Subsidiaries may conduct business or requires exclusive referrals of any business, in each case in any material respect, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) the loss of which would be reasonably likely to have a UST Material Adverse Effect. UST has previously delivered to SCHWAB true and correct copies of all written employment and deferred compensation agreements with executive officers to which UST or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section
3.14 of the UST Disclosure Schedule (and including any material contract that has been filed or incorporated by reference in the UST 1999 Form 10-K or UST Form 10-Q), is referred to herein as a "UST Contract." Neither UST nor any of its Subsidiaries is, or as a result of this Agreement will be, in violation of any UST Contract, nor has there occurred any event which with the giving of notice or passage of time will result in any such violation and neither UST nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto (except in any of such cases for violations which, individually or in the aggregate, are not reasonably likely to result in a UST Material Adverse Effect).

            3.15 Agreements with Regulatory Agencies. Neither UST nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the UST Disclosure Schedule, a "UST Regulatory Agreement"), nor has UST or any of its Subsidiaries been advised since January 1, 1997 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such UST Regulatory Agreement nor does UST or any of its Subsidiaries have knowledge of any pending or threatened regulatory investigation. Neither UST nor any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, has been convicted within the past 10 years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in
Section 9(a)(2) of the 1940 Act.

            3.16 Investment Securities. Each of UST and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of UST or any of its Subsidiaries and except for such defects in title or Liens that would not be reasonably likely to have a UST Material Adverse Effect. Such securities are valued on the books of UST in accordance with GAAP. Since September 30, 1999 to the date hereof, neither UST nor any Subsidiary has incurred any material and unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, UST is not aware of any events which are reasonably certain to occur in the future and which would be reasonably likely to result in any material adverse change in the quality or performance of UST's and its Subsidiaries' investment portfolio on a consolidated basis.

            3.17 Derivative Instruments. Any and all swaps, caps, floors, futures, forward contracts, option agreements and other derivative financial instruments, contracts or arrangements, whether entered into for the account of UST or one of its Subsidiaries or for the account of a customer of UST or one of its Subsidiaries, were entered into in the ordinary course of business and, to UST's best knowledge, in accordance with prudent business practice and applicable laws, rules, regulations and policies of all applicable Regulatory Agencies and with counterparties believed to be financially responsible at the time. UST and each of its Subsidiaries have duly performed in all respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to UST's best knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except as, individually or in the aggregate, otherwise would not be reasonably likely to have a UST Material Adverse Effect.

            3.18 Loan Losses. Since September 30, 1999, UST and its Subsidiaries have not incurred any loan losses which are material to UST and its Subsidiaries on a consolidated basis; to the best knowledge of UST and in light of its historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of September 30, 1999, its reserve for loan losses was, in the opinion of UST, adequate to absorb inherent loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

            3.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of UST included in the UST Form 10-Q (or disclosed in the notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1999, neither UST nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for liabilities which, individually or in the aggregate, have not resulted in and are not reasonably likely to result in a UST Material Adverse Effect.

            3.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on UST or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against UST or any of its Subsidiaries, which liability or obligation is reasonably likely to result in a UST Material Adverse Effect. To the best knowledge of UST, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any liability or obligation that is reasonably likely to result in a UST Material Adverse Effect. UST is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a UST Material Adverse Effect.

            3.21 State Takeover Laws; UST Rights Plan.

                   (a) The Board of Directors of UST has approved the transactions contemplated by this Agreement and the UST Option Agreement as required under Section 912 of the NYBCL in a manner such that Section 912 of the NYBCL will not apply to this Agreement or the UST Option Agreement or any of the transactions contemplated hereby or thereby. To UST's best knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to UST with respect to this Agreement and the UST Option Agreement, the Merger or any other transaction contemplated hereby or thereby.

                   (b) UST has taken all action necessary or appropriate so that the entering into of this Agreement and the UST Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any rights under the UST Rights Agreement or enable or require the rights provided under the UST Rights Agreement to separate from the shares of UST Common Stock to which they were attached or to be triggered or to become exercisable. No "Distribution Date," as such term is defined in the UST Rights Agreement, has occurred by reason of the entry into this Agreement, nor will the consummation of the transactions contemplated hereby cause a Distribution Date to occur. UST will take all necessary action with respect to all the outstanding UST Preferred Rights so that, as of the Effective Time, (i) neither UST nor SCHWAB will have any obligations under the UST Preferred Rights or the UST Rights Agreement and
(ii) the holders of the UST Preferred Rights will have no rights under the UST Preferred Rights or the Patriot Rights Agreement.

            3.22 Insurance. UST has in full force and effect the insurance coverage with respect to its business set forth in Section 3.22 of the Disclosure Schedule.

            3.23 Pooling of Interests. Neither UST nor, to UST's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent SCHWAB from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, UST has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

            3.24 Title to Properties.

                   (a) Each of UST and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not be reasonably likely to have a UST Material Adverse Effect. All such assets and properties, other than assets and properties in which UST or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens (other than Liens for current Taxes not yet due and payable), except for Liens that individually or in the aggregate would not be reasonably likely to have a UST Material Adverse Effect.

                   (b) Each of UST and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate is not reasonably likely to have a UST Material Adverse Effect. Each of UST and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a UST Material Adverse Effect.

            3.25 Intellectual Property.

                   (a) UST and its Subsidiaries own or validly license all trademarks, service marks and trade names (collectively, the "UST Intellectual Property") currently used in or necessary to carry on their businesses substantially as currently conducted, except for such UST Intellectual Property the failure of which to own or validly license individually or in the aggregate would not be reasonably likely to have a UST Material Adverse Effect. Section 3.25(a) of the UST Disclosure Schedule lists, as of the date hereof, all registered UST Intellectual Property. Neither UST nor any of its Subsidiaries has received any express or implied notice of infringement of or conflict with, and to UST's best knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any UST Intellectual Property that individually or in the aggregate, in either such case, would be reasonably likely to have a UST Material Adverse Effect.

                   (b) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by UST of any rights to use computer and telecommunications software, including source and object code and documentation and any other media (including manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which, individually or in the aggregate, would be reasonably likely to have a UST Material Adverse Effect.

            3.26 Year 2000. The systems and facilities operated by or on behalf of UST and/or its Subsidiaries in the conduct of their respective businesses are capable of providing uninterrupted and error-free recordation, storage, processing, output and presentation of data, including calendar dates falling before, on or after January 1, 2000, except as would not be reasonably likely to have a UST Material Adverse Effect and/or its Subsidiaries, respectively. None of UST or any of its Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4,
1998). Any subsidiary of UST that is registered as a broker-dealer under the Exchange Act has filed form BD-Y2K and any amendments required by Rule 17a-5 under the Exchange Act, and any subsidiary of UST that is registered as an investment adviser under the Advisers Act has filed Form ADV-Y2K and any amendments required by Rule 204-5 under the Advisers Act.

            3.27 No Excess Parachute Payments. Except as previously set forth in a letter dated the date hereof and delivered to SCHWAB by UST, (i) no amount that will be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of UST or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect will be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement and (ii) no such Person is entitled to receive any additional payment from UST, SCHWAB, the Surviving Corporation or any of their Subsidiaries (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. Since December 31, 1998, the Board of Directors of UST has not granted to any officer, director or employee of UST or any of its Subsidiaries any right to receive any Parachute Gross Up Payment.

            3.28 Opinion. Prior to the execution of this Agreement, UST has received an opinion from CSFB to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the shareholders of UST from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

            3.29 UST Information. None of the information to be supplied by UST for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by SCHWAB in connection with the issuance of SCHWAB Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to UST's shareholders and at the time of the meeting of UST shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by UST with respect to statements made or incorporated by reference therein based on information supplied by SCHWAB or MERGER SUB for inclusion or incorporation by reference in the Proxy Statement.



                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF SCHWAB AND MERGER SUB

            Except as set forth in the disclosure schedule, dated the date hereof, delivered by SCHWAB to UST with reference to the specific section of the Agreement to which each disclosure relates (the "SCHWAB Disclosure Schedule") or as set forth in the SCHWAB Reports (as defined in Section 4.9) filed since January 1, 1997, SCHWAB and, with respect to Sections 4.1(b) and 4.3, MERGER SUB, hereby represent and warrant to UST as follows:

            4.1 Corporate Organization.

                   (a) SCHWAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCHWAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a SCHWAB Material Adverse Effect. As used in this Agreement, the term "SCHWAB Material Adverse Effect" means, with respect to SCHWAB, any effect that (i) is, or would be reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of SCHWAB and its Subsidiaries taken as a whole or (ii) does, or would be reasonably likely to, prevent SCHWAB from consummating the Merger and the other transactions contemplated hereby (including the UST Option Agreement and the transactions contemplated thereby), other than (i) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to SCHWAB's industry in general and not specifically relating to, as applicable, SCHWAB or any SCHWAB Subsidiary and (ii) the loss of customer business, in whole or in part, resulting from the announcement of the Agreement or consummation of the transactions contemplated hereby. True and complete copies of the Certificate of Incorporation and Bylaws of SCHWAB and MERGER SUB, as in effect as of the date of this Agreement, have previously been delivered by SCHWAB to UST.

                   (b) Each SCHWAB Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not be reasonably likely to have a SCHWAB Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

            4.2 Capitalization. The authorized capital stock of SCHWAB consists of 2,000,000,000 shares of SCHWAB Common Stock, $.01 par value per share, of which, as of January 6, 2000, 822,308,635 shares were issued and outstanding and 9,940,000 shares of Preferred Stock, $.01 par value per share (the "SCHWAB Preferred Stock"), of which, as of January 6, 2000, none were issued and outstanding. On January 6, 2000, no shares of SCHWAB Common Stock or SCHWAB Preferred Stock were reserved for issuance, except for up to 75,000,000 shares of SCHWAB Common Stock reserved for issuance in connection with SCHWAB's Executive Officer Stock Option Plan, 1987 Stock Option Plan, Profit Sharing and Employee Stock Ownership Plan and 1992 Stock Incentive Plan (the "SCHWAB Stock Plans"). All of the issued and outstanding shares of SCHWAB Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. At the Effective Time, the shares of SCHWAB Common Stock to be issued in the Merger will be duly authorized, fully paid, non-assessable, validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof. There are no outstanding contractual obligations of SCHWAB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SCHWAB or any of its Subsidiaries. There are no outstanding contractual obligations of SCHWAB or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of SCHWAB or any of its Subsidiaries.

            4.3 Authority; No Violation.

                   (a) Each of SCHWAB and MERGER SUB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of SCHWAB and MERGER SUB. No other corporate proceedings (including any approvals of SCHWAB stockholders) on the part of SCHWAB or MERGER SUB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SCHWAB and MERGER SUB and (assuming due authorization, execution and delivery by UST) constitutes a valid and binding obligation of SCHWAB and MERGER SUB, enforceable against SCHWAB and MERGER SUB in accordance with its terms.

                   (b) Neither the execution and delivery of this Agreement by SCHWAB nor MERGER SUB, nor the consummation by SCHWAB or MERGER SUB of the transactions contemplated hereby, nor compliance by SCHWAB or MERGER SUB with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of SCHWAB or MERGER SUB or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SCHWAB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of SCHWAB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which SCHWAB or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be reasonably likely to result in a SCHWAB Material Adverse Effect.

            4.4 Consents and Approvals. Except for (i) the Requisite Regulatory Approvals, (ii) the filing with the SEC of the S-4 and any filings required to be made with the SEC under the Exchange Act, (iii) the filing of the New York Certificate of Merger with the New York Department pursuant to the NYBCL and
(iv) such additional consents and approvals, the failure of which to make or obtain would not be reasonably likely to have a SCHWAB Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity or, of or with any third party, are necessary in connection with (A) the execution and delivery by SCHWAB of this Agreement and (B) the consummation by SCHWAB of the Merger and the other transactions contemplated hereby. SCHWAB has no reason to believe that any Requisite Regulatory Approvals (as defined in Section 7.1(c)) will not be obtained.

            4.5 Broker's Fees. Except for Goldman, Sachs & Co. ("Goldman, Sachs"), neither SCHWAB nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

            4.6 Absence of Certain Changes or Events. Since September 30, 1999,
(i) no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a SCHWAB Material Adverse Effect and (ii) there has not been (y) any change in accounting methods, principles or practices by SCHWAB materially affecting its assets, liabilities or business, except insofar as have been required by a change in GAAP or (z) any Tax election that individually or in the aggregate would be reasonably likely to have a SCHWAB Material Adverse Effect or any settlement or compromise of any material Tax liability.

            4.7 Legal Proceedings.

                   (a) Neither SCHWAB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best knowledge of SCHWAB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SCHWAB or any of its Subsidiaries which are reasonably likely, individually or in the aggregate, to result in a SCHWAB Material Adverse Effect, nor, to the best knowledge of SCHWAB, is there any basis for any proceeding, claim or any action against SCHWAB or any of its Subsidiaries that would be reasonably likely, individually or in the aggregate, to result in a SCHWAB Material Adverse Effect; provided that, any litigation challenging the validity or propriety of the transactions contemplated by this Agreement or the UST Option Agreement shall not be deemed a SCHWAB Material Adverse Effect for purposes of this Agreement.

                   (b) There is no injunction, order, judgment or decree imposed upon SCHWAB, any of its Subsidiaries or the assets of SCHWAB or any of its Subsidiaries which has resulted in, or is reasonably likely to result in, a SCHWAB Material Adverse Effect.

            4.8 Taxes and Tax Returns.

                   (a) SCHWAB and each of its Subsidiaries has duly filed or caused to be filed all federal, state, foreign and, to the best knowledge of SCHWAB, local Tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on their behalf all Taxes that are due and payable, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the applicable financial statements for such company. Through the date hereof, SCHWAB and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

                   (b) There are no Tax liens upon any property or assets of SCHWAB or its Subsidiaries except liens for current taxes not yet due and payable.

                   (c) SCHWAB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            4.9 SEC Reports. SCHWAB has previously made available to UST accurate and complete copies of the SCHWAB Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1998 (the "SCHWAB Form 10-K's") filed with the SEC under the Exchange Act and the SCHWAB Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 ("SCHWAB Form 10-Q"), filed with the SEC under the Exchange Act (collectively, the "SCHWAB Reports"). Since January 1, 1997, SCHWAB and each SCHWAB Subsidiary has timely filed all reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets of SCHWAB and its Subsidiaries as of December 31, 1997 and December 31, 1998, inclusive, as reported in the Form 10-K's, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to SCHWAB, and the unaudited consolidated balance sheet of SCHWAB and its Subsidiaries as of September 30, 1999, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1999, as reported in the SCHWAB Form 10-Q do, and any financial statements filed by SCHWAB with the SEC under the Exchange Act after the date of this Agreement (including the related notes, where applicable) will, fairly present in all material respects (including the related notes, where applicable) the consolidated financial position and results of operations and changes in stockholders' equity and cash flows of SCHWAB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply or will comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except in the case of unaudited financial statements for the absence of certain footnotes and schedules. The books and records of SCHWAB and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects. As of the date of filing or mailing, as the case may be, no SCHWAB Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading (except to the extent corrected in a subsequent filed registration statement, prospectus, report, schedule, proxy statement or communication).

            4.10 Compliance with Applicable Law. SCHWAB and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and have complied with and are not in default, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SCHWAB or any of its Subsidiaries, except in each case where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not, individually or in the aggregate, reasonably likely to result in a SCHWAB Material Adverse Effect, and neither SCHWAB nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations which are not, individually or in the aggregate, reasonably likely to result in a SCHWAB Material Adverse Effect.

            4.11 Agreements with Regulatory Agencies. Neither SCHWAB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the SCHWAB Disclosure Schedule, a "SCHWAB Regulatory Agreement"), nor has SCHWAB or any of its Subsidiaries been advised since January 1, 1997 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such SCHWAB Regulatory Agreement nor does SCHWAB or any of its Subsidiaries have knowledge of any pending or threatened regulatory investigation.

            4.12 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of SCHWAB included in the SCHWAB Form 10-Q (or disclosed in the notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1999, neither SCHWAB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for liabilities which, individually or in the aggregate, have not resulted in and are not reasonably likely to result in a SCHWAB Material Adverse Effect

            4.13 Pooling of Interests. Neither SCHWAB nor, to SCHWAB's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent SCHWAB from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, SCHWAB has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

            4.14 Year 2000. The systems and facilities operated by or on behalf of SCHWAB and/or its Subsidiaries in the conduct of their respective businesses are capable of providing uninterrupted and error-free recordation, storage, processing, output and presentation of data, including calendar dates falling before, on or after January 1, 2000, except as would not be reasonably likely to have a SCHWAB Material Adverse Effect. Any subsidiary of SCHWAB that is registered as a broker-dealer under the Exchange Act has filed form BD-Y2K and any amendments required by Rule 17a-5 under the Exchange Act, and any subsidiary of SCHWAB that is registered as an investment adviser under the Advisers Act has filed Form ADV-Y2K and any amendments required by Rule 204-5 under the Advisers Act.

            4.15 Opinion. Prior to the execution of this Agreement, SCHWAB has received an opinion from Goldman, Sachs to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to SCHWAB from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

            4.16 SCHWAB Information. None of the information to be supplied by SCHWAB for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to UST's shareholders and at the time of the UST Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such other document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by SCHWAB or MERGER SUB with respect to statements made or incorporated by reference therein based on information supplied by UST for inclusion or incorporation by reference in the Proxy Statement or S-4.



                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.1 Conduct of UST Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, UST shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any material respect the ability of either SCHWAB or UST to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the UST Option Agreement.

            5.2 Forbearances of UST. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the UST Disclosure Schedule or as expressly permitted by this Agreement or the UST Option Agreement, UST shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SCHWAB:

                   (a) other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing indebtedness, and indebtedness of UST or any of its Subsidiaries to UST or any of its Subsidiaries, and indebtedness under existing lines of credit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (except to the extent committed to prior to the date hereof) in an aggregate amount in excess of $10 million or (ii) incur any capital expenditures (other than capital expenditures incurred pursuant to contracts or commitments in force on the date of this Agreement) in an aggregate amount in excess of $50 million;

                   (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or distribution (except, (A) for regular quarterly cash dividends or distributions at a rate not in excess of $0.22 per share of UST Common Stock and (B) for dividends paid in the ordinary course of business by any Subsidiary (whether or not wholly-owned) of UST) or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, other than the issuance of UST Preferred Rights associated with the issuance of additional UST Common Stock permitted pursuant to clause (iv) below, (iv) issue any additional shares of capital stock, other than with respect to exercise of stock options granted prior to January 1, 2000 pursuant to the Stock Option Plans and the issuance of UST Preferred Stock upon the exercise of UST Preferred Rights or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                   (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including capital stock in any Subsidiaries of UST, to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice, pursuant to contracts or agreements in force at the date of this Agreement or otherwise with respect to properties, assets and indebtedness with an aggregate fair market value not in excess of $10 million;

                   (d) (i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than a wholly-owned Subsidiary of UST, other than, in the case of clause (ii), for investments in the ordinary course of business consistent with past practice or for consideration with an aggregate fair market value not in excess of $10 million;

                   (e) except as required under applicable law, the terms of any existing agreement to which UST is a party, the terms of the Employment Agreements or under Section 6.14, and except for increases in the ordinary course of business consistent with past practice and except as contemplated by Section 1.7, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or, except as contemplated in
Section 6.14, become a party to, amend or commit itself to any stock option plan or other stock-based compensation plan, pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

                   (f) settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

                   (g) change its methods of accounting in effect at December 31, 1999 in a manner materially affecting its assets, liabilities or businesses, except as required by changes in GAAP as concurred in by PricewaterhouseCoopers, LLP, its independent auditors, or change in any material manner any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of UST for the taxable years ending December 31, 1998 and 1997, or make, change, amend or revoke any material election for tax purposes, other than in the ordinary course of business consistent with past practice, except as required by changes in law or regulation;

                   (h) adopt or implement any amendment to its Certificate of Incorporation or any changes to its Bylaws;

                   (i) other than after prior consultation with SCHWAB (but not its prior approval), materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting and other investment banking businesses;

                   (j) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law; or

                   (k) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

            5.3 Forbearances of SCHWAB. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the SCHWAB Disclosure Schedule or as expressly permitted by this Agreement, SCHWAB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of UST:

                   (a) make, declare or pay any dividend (except, (A) for regular quarterly cash dividends at a rate that does not represent an increase over the current quarterly dividend that is inconsistent with prior increases in SCHWAB's dividend rate, (B) for dividends paid in the ordinary course of business by any Subsidiary (whether or not wholly-owned) of SCHWAB and (C) stock dividends) or make any other distributions on any shares of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or securities or obligations convertible into or exchangeable for any shares of its capital stock;

                   (b) change its method of accounting in effect on December 31, 1999 in a manner materially affecting its assets, liabilities or businesses, except as required by changes in GAAP as concurred in by Deloitte & Touche, LLP, its independent auditors;

                   (c) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law;

                   (d) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, if SCHWAB in good faith believes such acquisition would unreasonably delay the consummation of the transactions contemplated by this Agreement; or

                   (e) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.



                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

            6.1 Regulatory Matters.

                   (a) UST shall promptly prepare and file with the SEC the Proxy Statement and SCHWAB shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of SCHWAB and UST shall use commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and UST shall thereafter mail or deliver the Proxy Statement to its shareholders. SCHWAB shall, not later than 45 days after the date of this Agreement, promptly prepare and file all requisite notices and applications with respect to the Merger with the Federal Reserve Board, including its application to become a bank holding company under the BHCA.

                   (b) Each of SCHWAB and UST shall, and shall cause its Subsidiaries to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its

Subsidiaries with respect to the Merger, including, without limitation, obtaining any third party consent which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VII hereof, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by UST or SCHWAB, respectively, or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act")), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. UST shall obtain all necessary consents and approvals under the 1940 Act and the Advisers Act prior to the Effective Time. SCHWAB and UST shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to UST or SCHWAB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of SCHWAB and UST shall resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. For purposes of this Section 6.1(b), in taking each of the foregoing actions each party shall be required only to use commercially reasonable efforts; provided that with respect to obtaining the approval of the Federal Reserve Board and the approvals of all other relevant Federal and state bank and thrift regulators to the Merger and the transactions contemplated by this Agreement, each party shall be required to use best efforts. However, and notwithstanding anything to the contrary in this Agreement, SCHWAB shall not be required to take any action or refrain from taking any action to the extent that doing so or refraining from doing so would be reasonably likely, individually or in the aggregate, to have a SCHWAB Material Adverse Effect.

                   (c) SCHWAB and UST shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SCHWAB, UST or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                   (d) SCHWAB and UST shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval will be materially delayed.

            6.2 Access to Information.

                   (a) Subject to the Confidentiality Agreement dated as of March 17, 1999, between SCHWAB and UST (as it may be amended from time to time, the "Confidentiality Agreement"), UST and the UST Subsidiaries shall afford SCHWAB, and SCHWAB's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, UST shall furnish promptly to SCHWAB (a) a copy of each report, schedule, registration statement and other document filed by UST or its Subsidiaries during such period pursuant to the requirements of United States Federal or state banking or securities laws and (b) all other information concerning UST's or its Subsidiaries' business, properties and personnel as SCHWAB may reasonably request. Except as required by law, SCHWAB will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received from UST, directly or indirectly, in accordance with the Confidentiality Agreement.

                   (b) Subject to the Confidentiality Agreement, SCHWAB agrees to provide to UST, from time to time prior to the Effective Time or termination of this Agreement, such information as UST shall reasonably request with respect to SCHWAB and its business, financial condition and operations. Except as provided by law, UST will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information received from SCHWAB, directly or indirectly, in accordance with the Confidentiality Agreement.

                   (c) Neither SCHWAB nor UST nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of SCHWAB or UST, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                   (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

            6.3 Shareholder Approval.

                   (a) UST, in consultation with SCHWAB, will take all actions necessary to call and hold an annual or a special meeting of UST shareholders as soon as practicable after the S-4 has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving the Merger and adopting the plan of merger (within the meaning of Section 902 of the NYBCL) contained in this Agreement (and any other documents or actions necessary to the consummation of the Merger). The Board of Directors of UST shall at all times recommend to UST's shareholders that such shareholders vote in favor of the Merger and neither the Board of Directors of UST, nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to SCHWAB or MERGER SUB, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, except in the case of a termination of this Agreement by UST that is in compliance with
Section 8.5 hereof. Without limiting the generality of the foregoing, the obligations of UST under this Section shall not be altered by the commencement, public proposal, public disclosure or communication to UST or its shareholders of any Takeover Proposal (as defined below). The Board of Directors of UST shall at all times recommend to UST's shareholders that they reject any Takeover Proposal, except in the case of a termination of this Agreement by UST that is in compliance with Section 8.5 hereof.

                   (b) Nothing contained in this Agreement shall prohibit UST from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UST's shareholders if, in the good faith judgment of the Board of Directors of UST, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law. Any such disclosure by the Board of Directors of UST in accordance with this Section 6.3(b) shall not be deemed to be a withdrawal or modification of the approval or recommendation of the Merger and this Agreement by the Board of Directors of UST for the purposes of this Agreement, except as provided in Section 8.1(f). Subject to the immediately preceding two sentences, neither UST not its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its recommendation in favor of the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal other than by reason of termination of this Agreement in compliance with Section 8.5 hereof.

            6.4 No Solicitation.

                   (a) UST shall not, nor shall it permit any UST Subsidiary to, nor shall it permit or authorize any officer, director, agent, affiliate or employee of, or any investment banker, attorney or other advisor of UST or any of its Subsidiaries to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information in response or relating to, or have any discussions with any person relating to, any Takeover Proposal (as defined below), or waive any provision of or amend the terms of the UST Rights Agreement in respect of a Takeover Proposal. UST shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any persons other than SCHWAB with respect to any of the foregoing and shall enforce any confidentiality or similar agreement relating to a Takeover Proposal. UST shall, and shall cause its Subsidiaries to, promptly (within 24 hours) advise SCHWAB following the receipt by any of them of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and shall keep SCHWAB reasonably informed of the status and details with respect to such Takeover Proposal promptly upon the occurrence thereof.

                   (b) Notwithstanding Section 6.4(a), prior to receipt of the UST Shareholder Approval, UST may, in response to a Takeover Proposal that did not result from a breach of Section 6.4(a), and that in the good faith judgment of the UST Board of Directors after consultation with outside counsel, constitutes, or is reasonably likely to be, a Superior Proposal (as defined below) (x) furnish information with respect to UST to the person making such proposal and its representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its representatives regarding such proposal.

                   (c) For purposes of this Agreement, "Takeover Proposal" means any bona fide inquiry, proposal, offer or indication of interest from any Person (whether or not conditional) relating to any direct or indirect (i) acquisition, purchase or lease of a business or assets that constitute 20% or more of the consolidated net revenues, net income or assets of UST and its Subsidiaries or
(ii) acquisition or purchase of 20% or more of any class of common stock or voting securities of UST or any of its Subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of common stock or voting securities of UST or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                   (d) For purposes of this Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale of assets or otherwise, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of UST's capital stock then outstanding or all or substantially all of UST's assets (i) on terms which the UST Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the holders of UST Common Stock than the Merger after consultation with an investment banking firm having national recognition and
(ii) that the UST Board of Directors determines in its good faith judgment to be reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

            6.5 Continuity of Business Enterprise SCHWAB, the Surviving Corporation or any other member of the qualified group (as defined in Treasury Regulation Section 1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of UST or use at least a significant portion of UST's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

            6.6 Tax Free Treatment. SCHWAB and UST intend the Merger to qualify as a reorganization under Section 368(a) of the Code, and this Agreement to constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. Each of UST and SCHWAB shall use commercially reasonable efforts to cause the Merger to so qualify and to obtain the opinion referred to in Section 7.3(c). For purposes of the tax opinion described in Section 7.3(c), UST and SCHWAB each shall provide customary representation letters, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of UST and reissued as of the Closing Date. Each of SCHWAB, MERGER SUB and UST and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            6.7 Pooling Treatment. SCHWAB and UST intend the Merger to qualify as a "pooling of interests" for accounting purposes. Each of SCHWAB and UST and their respective affiliates shall use commercially reasonable efforts to cause the Merger to so qualify and to obtain the letters referred to in Section 7.1(f). Each of SCHWAB, MERGER SUB and UST and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a "pooling of interests" for accounting purposes.

            6.8 Affiliates; Publication of Combined Financial Results. Each of SCHWAB and UST shall use commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and not less than 30 days in advance of the Effective Time, a written agreement, in the form of Exhibit 6.8(a)(1) or (2), as applicable, hereto. As soon as reasonably practicable after the Effective Time, SCHWAB shall publish financial results covering at least 30 days of combined operations of SCHWAB and UST.

            6.9 Stock Exchange Listing. SCHWAB shall use commercially reasonable efforts to cause the shares of SCHWAB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

            6.10 Employee Benefits.

                   (a) Prior to the Effective Time, UST and SCHWAB shall take all corporate action necessary for the assumption of all UST Rights outstanding immediately prior to the Effective Time, as adjusted pursuant to Section 1.7(a) of this Agreement and this Section. In addition, UST and SCHWAB shall take all necessary action so that, at the Effective Time, each account balance under the UST 1989 Stock Compensation Plan, the UST Employee Stock Ownership Plan, the UST Stock Plan for Non-Officer Directors or the UST Employee Stock Purchase Plan (the "UST Stock Plans") that is invested or deemed invested in UST Common Stock or UST Common Stock equivalents, as applicable, shall, unless otherwise vested, exercised, paid or distributed at or prior to the Effective Time in accordance with the terms of the applicable UST Stock Plans and Section 1.7 of this Agreement, be adjusted and converted into an account balance which will be denominated in SCHWAB Common Stock and which will entitle the holder thereof to receive, and will represent an obligation of SCHWAB to deliver to such holder, upon the same terms and conditions as those applicable to such accounts immediately prior to the Effective Time, a number of shares of SCHWAB Common Stock equal to the product of (x) the number of shares of UST Common Stock attributable to such account immediately prior to the Effective Time and (y) the Exchange Ratio, with any fraction rounded down to the nearest whole share. The obligations of SCHWAB hereunder shall include the reservation, issuance and listing on the NYSE of SCHWAB Common Stock in a number of shares at least equal to the number of shares of SCHWAB Common Stock subject to such options under the UST Stock Option Plans, and account balances under the UST Compensation Plan and the UST Stock Plans, in each case as adjusted as contemplated by this Agreement. No later than the Effective Time, SCHWAB shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of SCHWAB Common Stock determined in accordance with the preceding sentence and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus and prospectuses contained therein) for so long as any such options remain outstanding or any such account balance remains unpaid.

                   (b) UST and SCHWAB agree that participants' interests under the plans and trusts of UST and its Subsidiaries listed on Section 6.10(b) of the UST Disclosure Schedule that are deemed invested in investment vehicles other than UST Common Stock shall not be paid to participants thereunder as a result of the transactions contemplated hereby, and UST has taken, or shall take prior to the Effective Time, all actions necessary to amend such plans to so provide; provided, however, that participants' interests thereunder will become vested, to the extent not already vested, as a result of the consummation of the Merger.

                   (c) For purposes of their participation in the SCHWAB Benefit Plans, SCHWAB shall credit each UST employee with full credit for all service credited under the UST Benefit Plans (including service with UST prior to the Effective Time and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the UST Benefit Plans) for purposes of eligibility to participate and receive benefits for purposes of vesting and for purposes of benefit accruals (except where it would result in a duplication of benefits). With respect to SCHWAB welfare benefit plans, SCHWAB shall use commercially reasonable efforts to cause any such plan to waive any pre-existing condition exclusions and actively-at-work requirements thereunder with respect to the UST employees and their eligible dependents (to the extent waived under the applicable UST welfare benefit plan) and ensure that any covered expenses incurred on or before the Effective Time shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the extent that such expenses are taken into account for the benefit of similarly situated employees of SCHWAB.

                   (d) For the period ending on December 31, 2001, SCHWAB shall maintain, or cause to be maintained, each of the UST Benefit Plans, provided that SCHWAB may substitute another plan or arrangement for any UST Benefit Plan provided that such substituted plan or arrangement offers each participant in that UST Benefit Plan equal or better benefit opportunities taken as a whole.

                   (e) SCHWAB shall cause UST to honor all written contractual obligations of UST and its affiliates to their respective current and former employees, directors and independent contractors, including, but not limited to, all obligations under employment, severance and consulting plans and arrangements and under all other UST Benefit Plans.

                   (f) As promptly as practicable after the Effective Time, SCHWAB shall grant stock options to acquire SCHWAB Common Stock to the employees of UST and in the amounts set forth in Section 6.10(f) of the UST Disclosure Schedule. The grant of stock options under this Section 6.10(f) shall be in addition to any stock options which shall be granted under the Retention Program (as defined in Section 6.14).

                   (g) Except as otherwise provided in this Agreement, nothing in this Section 6.10 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any SCHWAB Benefit Plans, UST Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

            6.11 Indemnification; Directors' and Officers' Insurance.

                   (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall, with respect to indemnification of officers, directors, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or Bylaws of UST in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

                   (b) SCHWAB shall cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of UST or any of UST's Subsidiaries in their capacities as such (each an "Indemnified Party") in accordance with the Certificate of Incorporation and Bylaws, or other charter documents, of UST and the respective UST Subsidiaries and any agreements or plans maintained by UST and the respective UST Subsidiary, to the fullest extent permitted by law after the Effective Time against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

                   (c) SCHWAB shall use commercially reasonable efforts to cause the persons serving as officers and directors of UST immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by UST (provided that SCHWAB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall SCHWAB be required to expend more than 200% of the current amount expended by UST (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided, that if SCHWAB is unable to maintain or obtain the insurance called for by this Section 6.8(c), SCHWAB shall use commercially reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

                   (d) In the event SCHWAB or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SCHWAB or the Surviving Corporation, as applicable, assume the obligations set forth in this section.

                   (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            6.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including the Merger and any other merger between a Subsidiary of UST and a Subsidiary of SCHWAB) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, SCHWAB.

            6.13 Advice of Changes. SCHWAB and UST shall promptly advise the other party of any change or event having a SCHWAB Material Adverse Effect or a UST Material Adverse Effect, as applicable, or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

            6.14 Employee Retention Plan. Prior to the Effective Time, SCHWAB and UST agree to establish a key employee retention program in accordance with the general terms outlined in Section 6.14 of the UST Disclosure Schedule to provide retention incentives for the categories of employees identified in
Section 6.14 of the UST Disclosure Schedule (collectively, the "Retention Program").

            6.15 State Takeover Statutes. Each party will take all steps necessary to exempt (or continue the exemption of) the Merger and the transactions contemplated by this Agreement and the UST Option Agreement from any applicable state takeover law, as now or hereafter in effect.

            6.16 Section 15 of the 1940 Act.

                   (a) UST will use its commercially reasonable efforts to facilitate, prior to the Effective Time, in accordance with the provisions of
Section 15 of the 1940 Act applicable thereto, (i) the due consideration and the due approval by the board of directors or trustees of each of the Excelsior Mutual Funds (collectively, the "Funds") of a new Investment Company Adviser Agreement for such Fund identical in all material respects to that in effect immediately prior to the Closing, except that such new Investment Adviser Agreement shall be effective immediately after the Closing and shall have an initial term of two years and (ii) to the extent that such board of directors or trustees approvals are obtained, the consideration and due approval by such Funds security holders of such new Investment Company Adviser Agreements.

                   (b) UST shall use its commercially reasonable efforts to assure, prior to the Effective Time, the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each Fund.

                   (c) SCHWAB agrees, insofar as within the control of it or its affiliates, to use its commercially reasonable efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act with respect to the Funds. Without limiting the foregoing, SCHWAB agrees that (i) for a period of not less than three years after the Effective Time, SCHWAB shall assure that no more than 25% of the members of the Board of Directors of any Fund shall be "interested persons" (as defined in the 1940 Act) of SCHWAB (or such other entity which acts as adviser or subadviser to the Funds) or of the predecessor investment adviser of the Funds and (ii) neither SCHWAB nor any affiliate (including any parent company of SCHWAB) of SCHWAB (or any entity which will act as adviser to the Funds), for a period of not less than two years after the Effective Time, shall have any express or implied understanding, arrangement or intention to impose an "unfair burden" (as such term is used in Section 15(f) of the 1940
Act) on any of the Funds as a result of the transactions contemplated hereby.



                                   Article VII
                              CONDITIONS PRECEDENT

            7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                   (a) Shareholder Approval. The UST Shareholder Approval shall have been obtained.

                   (b) Stock Exchange Listing. The shares of SCHWAB Common Stock, which shall be issued to the shareholders of UST upon consummation of the Merger, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                   (c) Regulatory Approvals. The approvals of the Federal Reserve Board and all other relevant Federal and state bank and thrift regulators for SCHWAB to acquire UST and bank or trust company UST Subsidiaries shall have been obtained and shall remain in full force and effect. The applicable waiting period and any extensions thereof under the HSR Act shall have expired or been terminated. All other regulatory approvals required to consummate the Merger and the other transactions contemplated hereby, and all other statutory waiting periods, the failure of any of which to be obtained or observed would be reasonably likely to have a SCHWAB Material Adverse Effect or UST Material Adverse Effect, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (the approvals referred to in the first sentence of this Section 7.1(c), all such other approvals and the expiration or termination of all such waiting periods, including under the HSR Act, being referred to herein as the "Requisite Regulatory Approvals").

                   (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                   (e) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

                   (f) Pooling of Interests. UST and SCHWAB shall have received letters from PricewaterhouseCoopers, LLP and Deloitte & Touche, LLP, respectively, dated as of the Closing Date, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

            7.2 Conditions to Obligations of SCHWAB. The obligation of SCHWAB to effect the Merger is also subject to the satisfaction or waiver by SCHWAB at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. The representations and warranties of UST set forth in Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, in each case except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided, however, and notwithstanding anything to the contrary herein, the condition stated in this sentence shall be deemed not to be satisfied if the number of shares of UST Common Stock on a fully diluted basis referred to in the second sentence of Section 3.2 understates the aggregate amount of UST Common Stock on a fully diluted basis as of such date by more than 75,000 shares. The representations and warranties of UST set forth in Section 3.13(c) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such Closing Date. The other representations and warranties of UST set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such other representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or UST Material Adverse Effect), then the condition stated in this second sentence of this Section 7.2(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such other representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or UST Material Adverse Effect) shall not be or have a UST Material Adverse Effect. SCHWAB shall have received a certificate signed on behalf of UST by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

                   (b) Performance of Obligations of UST. UST shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SCHWAB shall have received a certificate signed on behalf of UST by its Chief Executive Officer and Chief Financial Officer to such effect.

                   (c) Regulatory Conditions. No Governmental Entity shall have imposed, in connection with obtaining any Requisite Regulatory Approval, any conditions, restrictions or requirements on SCHWAB, UST or the Surviving Corporation which have or would be reasonably likely to have a SCHWAB Material Adverse Effect, including, without limitation, any requirement for SCHWAB or any of its Subsidiaries to divest or hold separate, or curtail, or accept any restriction on or cease to operate any portion of the business or assets of SCHWAB, UST or the Surviving Corporation that would be reasonably likely to have a SCHWAB Material Adverse Effect.

                   (d) Financial Holding Company Status. At the Effective Time, UST and each of its Subsidiaries shall meet (i) the criteria set forth at 12 U.S.C. Section 1843(l) as in effect as of the Effective Time and (ii) any other criteria of the Federal Reserve Board necessary for SCHWAB to qualify as a "Financial Holding Company" as that term is used in 12 U.S.C. Section 1841(p).

            7.3 Conditions to Obligations of UST. The obligation of UST to effect the Merger is also subject to the satisfaction or waiver by UST at or prior to the Effective Time of the following conditions:.

                   (a) Representations and Warranties. The representations and warranties of SCHWAB set forth in Section 4.2 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date. The other representations and warranties of SCHWAB set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any such other representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or SCHWAB Material Adverse Effect), then the condition stated in this second sentence of this Section 7.3(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such other representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or SCHWAB Material Adverse Effect) shall not be or have a SCHWAB Material Adverse Effect. UST shall have received a certificate signed on behalf of SCHWAB by SCHWAB's Chairman, President or a Vice-Chairman and by SCHWAB's Chief Financial Officer to the foregoing effect.

                   (b) Performance of Obligations of SCHWAB. SCHWAB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UST shall have received a certificate signed on behalf of SCHWAB and MERGER SUB by SCHWAB's Chairman, President or a Vice-Chairman and by SCHWAB's Chief Financial Officer to such effect.

                   (c) Tax Opinion. UST shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore, counsel to UST, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that SCHWAB, MERGER SUB and UST will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by UST and SCHWAB, as described in Section 6.6.



                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

            8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of UST of the matters presented in connection with the Merger:

                   (a) by the mutual written consent of SCHWAB and UST;

                   (b) by either SCHWAB or UST (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach, either individually or in the aggregate with all other breaches, would constitute, if occurring or continuing on the Closing Date, the failure of one or more of the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, and which (i) is not cured within 45 days following written notice to the party committing such breach or (ii) by its nature or timing, cannot be cured prior to the Closing;

                   (c) by either SCHWAB or UST if the Merger shall not have been consummated on or before December 31, 2000, unless the failure of the Closing (as defined in Section 9.1) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                   (d) by either SCHWAB or UST if (i) any Requisite Regulatory Approval required to be obtained pursuant to Section 7.1(c) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) the UST Shareholder Approval is not obtained at the UST shareholder meeting duly convened therefor or at any adjournment or postponement thereof;

                   (e) By UST prior to receipt of the UST Shareholder Approval, in accordance with Section 8.5; provided, however, that in order for this paragraph (e) to be effective, UST shall have complied with all provisions of
Section 8.5, including the notice provisions therein; or

                   (f) By SCHWAB if the UST Board of Directors (i) withdraws or modifies or proposes publicly to withdraw or modify, in a manner adverse to SCHWAB, its approval or recommendation of this Agreement or the Merger or approves or recommends, or proposes publicly to approve or recommend, a Takeover Proposal or (ii) takes any action in accordance with Section 6.3(b) that would have been deemed a withdrawal or modification of its approval or recommendation of the Merger and this Agreement were it not for the second sentence of Section 6.3(b); provided that, for the purposes of Section 8.2 of this Agreement, any express withdrawal or modification of, or proposal to expressly withdraw or modify, its approval or recommendation of this Agreement or the Merger, by the UST Board of Directors (as contrasted with action that is deemed to be such under Section 6.3(b)), or any approval, recommendation or proposal to approve or recommend a Takeover Proposal by the UST Board of Directors, shall be covered by subparagraph (i) and not subparagraph (ii) of this Section 8.2(f).

            8.2 Effect of Termination.

                   (a) In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) the last sentences of Sections 6.2(a) and (b), and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

                   (b) UST shall pay to SCHWAB a fee of $100,000,000 (the "Termination Fee") in the event that:

                             (i) this Agreement is terminated by SCHWAB pursuant
to Section 8.1(b), for a willful and material breach, under Section 8.1(c) without a UST shareholder meeting having occurred at which UST Shareholder Approval is sought, under Section 8.2(d)(ii) or under Section 8.1(f)(ii), but in any such case only if (x) a Takeover Proposal Event has occurred prior to the date of termination and (y) within 12 months of such termination UST enters into a definitive agreement to consummate a Takeover Proposal or a Takeover Proposal is consummated directly with the shareholders of UST;

                             (ii) this Agreement is terminated pursuant to
Section 8.1(e) and Section 8.5; or

                             (iii) this Agreement is terminated pursuant to
Section 8.1(f)(i).

                   (c) Any Termination Fee that becomes payable pursuant to
Section 8.2(b) shall be paid promptly, via wire transfer to the designated account of SCHWAB; provided that, to the extent that UST is prohibited under applicable law or regulation from paying the Termination Fee in full, UST shall immediately so notify SCHWAB and thereafter promptly pay or cause to be paid, from time to time, to SCHWAB the portion of the Termination Fee that UST is no longer prohibited from paying; and, provided further, that UST shall use its best efforts immediately to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable so that it is no longer prohibited from paying any outstanding portion of the Termination Fee.

                   (d) For purposes of Section 8.2(b)(i)(y), a "Takeover Proposal" shall have the meaning assigned to such term in Section 6.4(c), except that references to "20%" in such definition shall be deemed to be references to 35%. For purposes of this Agreement, a "Takeover Proposal Event" shall be deemed to occur if a Takeover Proposal shall have been made known to UST or any of its Subsidiaries or has been made directly to UST's shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal. SCHWAB and UST agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without such agreements SCHWAB would not have entered into this Agreement; accordingly, if UST fails to pay the amount due under this
Section 8.2 and SCHWAB commences a suit which results in a judgment against UST for the Termination Fee, UST shall pay to SCHWAB its costs and expenses (including reasonable attorneys fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate in effect on the date such payment was required to be made as stated in The Wall Street Journal.

            8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of UST; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of UST, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of UST Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of UST, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of UST Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            8.5 Superior Proposal Termination. UST may terminate this Agreement pursuant to Section 8.1(e) only if (i) the UST Board of Directors has received a Superior Proposal, (ii) UST has notified SCHWAB in writing of the determination of the UST Board of Directors to accept the Superior Proposal, with such notice to include a summary of all material terms and conditions of the Superior Proposal, (iii) at least ten business days following receipt by SCHWAB of the notice referred to in clause (ii) above, and taking into account any revised proposal made by SCHWAB since receipt of the notice referred to in clause (ii) above, such Superior Proposal remains a Superior Proposal, (iv) UST is in compliance with Section 6.4, (v) the UST Board of Directors concurrently approves, and UST concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (vi) UST pays the Termination Fee.



                                   ARTICLE IX
                               GENERAL PROVISIONS

            9.1 Closing. Subject to the terms and conditions of this Agreement and the UST Option Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. local time on a date and at a place to be specified by the parties, which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

            9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the UST Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

            9.3 Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by SCHWAB and UST.

            9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)   if to SCHWAB, to:

                   101 Montgomery Street
                   Mail Stop:  SF 120 KNY-29
                   San Francisco, CA 94104
                   Attention:  Christopher V. Dodds
                   Chief Financial Officer

                   with a copy to:

                   101 Montgomery Street
                   Mail Stop:  SF 120 KNY-29-119
                   San Francisco, CA 94104
                   Attention:  Carrie Dwyer
                   Executive Vice President Corporate


                   and to:

                   Howard, Rice, Nemerovski, Canady, Falk & Rabkin A Professional Corporation
                   Three Embarcadero Center
                   Suite 700
                   San Francisco, California 94111-4065
                   Attention:  Lawrence B. Rabkin
                   Fax:  (415) 217-5910

                             and

                   (b)   if to UST, to:

                   U.S. Trust Corporation
                   114 West 47th Street
                   New York, NY 10036
                   Attention:  Jeffrey S. Maurer
                   President and Chief Operating Officer

                   with a copy to:

                   Cravath, Swaine & Moore
                   825 Eighth Avenue
                   New York, NY 10019
                   Attention:  B. Robbins Kiessling
                   Fax:  (212) 474-3700


            9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.7 Entire Agreement. This Agreement (including the Disclosure Schedules and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the UST Option Agreement and the Confidentiality Agreement.

            9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

            9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither SCHWAB nor UST shall, nor shall either permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

            9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for (i) Section
1.7 which is for the benefit of the holders of UST Rights and (ii) Section 6.11 which is for the benefit of the persons specified in Section 6.11(e), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.





                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, The Charles Schwab Corporation, Patriot Merger Corporation and U.S. Trust Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


THE CHARLES SCHWAB CORPORATION                     U.S. TRUST CORPORATION



By:/s/ DAVID S. POTTRUCK                By: /s/ H. MARSHALL SCHWARZ
   -------------------------------          -------------------------------
Name: David S. Pottruck                 Name: H. Marshall Schwarz

Title: President and                    Title: Chairman and
       Co-Chief Executive Officer              Chief Executive Officer


PATRIOT MERGER CORPORATION



By: /s/ DAVID S. POTTRUCK
    ------------------------------
Name: David S. Pottruck

Title: President

                                EXHIBIT 6.8(a)(1)

                    FORM OF AFFILIATE LETTER ADDRESSED TO UST


Mr. Jeffrey S. Maurer
President and Chief Operating Officer
U.S. Trust Corporation
114 West 47th Street
New York, NY 10036

Dear Mr. Maurer:

            I have been advised that as of the date hereof I may be deemed to be an "affiliate" of The Charles Schwab Corporation, a Delaware corporation ("SCHWAB"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of January 12, 1999 (the "Merger Agreement") among U.S. Trust Corporation, a New York corporation ("UST"), SCHWAB and Patriot Merger Corporation, a wholly-owned subsidiary of SCHWAB ("Merger Sub"), Merger Sub will be merged with and into UST (the "Merger").

            I represent, warrant and covenant to UST that from the date that is at least 30 days prior to the Effective Time (as defined in the Agreement) I will not sell, transfer or otherwise dispose of shares, including entering into any hedging transaction with respect to, of SCHWAB Common Stock (as defined in the Merger Agreement) held by me and that I will not sell, transfer or otherwise dispose of, including entering into any hedging transaction with respect to, any shares of SCHWAB Common Stock (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of SCHWAB and UST have been published by SCHWAB, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of UST Common Stock or SCHWAB Common Stock as will not, in the reasonable judgment of accountants to SCHWAB, interfere with or prevent the Merger being accounted for as a

"pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of UST and all affiliates of SCHWAB.

                                      Very truly yours,


                                      By:________________________________

                                      Name:______________________________

Accepted this ____ day of __________, 1999 by

U.S. TRUST CORPORATION


By:________________________________

Name:______________________________

Title:_____________________________

                                EXHIBIT 6.8(a)(2)

                  FORM OF AFFILIATE LETTER ADDRESSED TO SCHWAB


Mr. Christopher V. Dodds
Chief Financial Officer
The Charles Schwab Corporation
101 Montgomery Street
Mail Stop:  SF 120 KNY-29
San Francisco, CA 94104

Dear Mr. Dodds:

            I have been advised that as of the date hereof I may be deemed to be an "affiliate" of U.S. Trust Corporation, a New York corporation ("UST"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of January 12, 1999 (the "Merger Agreement") among The Charles Schwab Corporation, a Delaware corporation ("SCHWAB"), UST and Patriot Merger Corporation, a wholly-owned subsidiary of SCHWAB ("Merger Sub"), Merger Sub will be merged with and into UST (the "Merger") and that as a result of the Merger, I may receive shares of SCHWAB Common Stock (as defined in the Merger Agreement), in exchange for shares of UST Common Stock (as defined in the Merger Agreement), owned by me.

            I represent, warrant and covenant to SCHWAB that in the event I receive any SCHWAB Common Stock as a result of the Merger:

            A. I shall not make any sale, transfer or other disposition of the SCHWAB Common Stock in violation of the Act or the Rules and Regulations.

            B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of SCHWAB Common Stock to the extent I believed necessary with my counsel or counsel for UST.

            C. I have been advised that the issuance of SCHWAB Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of SCHWAB, I may be deemed to have been an affiliate of UST and the distribution by me of the SCHWAB Common Stock has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of SCHWAB Common Stock issued to me in the Merger unless

(i) such sale, transfer or other disposition has been registered under the Act,
(ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to SCHWAB, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

            D. I understand that SCHWAB is under no obligation to register the sale, transfer or other disposition of the SCHWAB Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

            E. I also understand that stop transfer instructions will be given to SCHWAB transfer agents with respect to the SCHWAB Common Stock and that there will be placed on the certificates for the SCHWAB Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

            "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

            F. I also understand that unless the transfer by me of my SCHWAB Common Capital Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, SCHWAB reserves the right to put the following legend on the certificates issued to my transferee:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

            It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to SCHWAB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to SCHWAB, to the effect that such legend is not required for purposes of the Act.

            I further represent to and covenant with SCHWAB that from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of, including entering into any hedging transaction with respect to, shares of UST Common Stock held by me and that I will not sell, transfer or otherwise dispose of, including entering into any hedging transaction with respect to, any shares of SCHWAB Common Stock received by me in the Merger or other shares of SCHWAB Common Stock until after such time as results covering at least 30 days of combined operations of SCHWAB and UST have been published by SCHWAB, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of UST Common Stock or SCHWAB Common Stock as will not, in the reasonable judgment of accountants to SCHWAB, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of UST and all affiliates of SCHWAB.

            I understand that pursuant to the Merger Agreement, no certificate for SCHWAB Common Stock shall be delivered to me in exchange for certificates representing UST Common Stock until I have executed and delivered this agreement.

                                       Very truly yours,


                                       By:_________________________________

                                       Name:_______________________________

Accepted this ____ day of __________, 1999 by


THE CHARLES SCHWAB CORPORATION


By:__________________________________

Name:________________________________

Title:_______________________________

                               TABLE OF CONTENTS

                                                                                     Page
ARTICLE I       THE MERGER...........................................................  1

        1.1     The Merger...........................................................  1
        1.2     Effective Time.......................................................  2
        1.3     Effects of the Merger................................................  2
        1.4     Conversion of UST Common Stock.......................................  2
        1.5     MERGER SUB Common Stock..............................................  3
        1.6     SCHWAB Common Stock..................................................  3
        1.7     Options and Contingent Issuances.....................................  3
        1.8     Certificate of Incorporation.........................................  4
        1.9     Bylaws...............................................................  5
        1.10    Directors and Officers of Surviving Corporation and Subsidiaries.....  5
        1.11    Representation on SCHWAB Board of Directors and Management Committee.  5

ARTICLE II      EXCHANGE OF SHARES...................................................  6

        2.1     SCHWAB to Make Shares Available......................................  6
        2.2     Exchange of Shares...................................................  6

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF UST................................  8

        3.1     Corporate Organization...............................................  8
        3.2     Capitalization....................................................... 10
        3.3     Authority; No Violation.............................................. 10
        3.4     Consents and Approvals............................................... 11
        3.5     Reports.............................................................. 12
        3.6     Financial Statements................................................. 13
        3.7     Broker's Fees........................................................ 13
        3.8     Absence of Certain Changes or Events................................. 14
        3.9     Legal Proceedings.................................................... 14
        3.10    Taxes and Tax Returns................................................ 15
        3.11    Employees............................................................ 16
        3.12    SEC Reports.......................................................... 18
        3.13    Compliance with Applicable Law....................................... 19
        3.14    Certain Contracts.................................................... 19
        3.15    Agreements with Regulatory Agencies.................................. 20
        3.16    Investment Securities................................................ 20
        3.17    Derivative Instruments............................................... 21
        3.18    Loan Losses.......................................................... 21
        3.19    Undisclosed Liabilities.............................................. 21
        3.20    Environmental Liability.............................................. 21
        3.21    State Takeover Laws; UST Rights Plan................................. 22

                               TABLE OF CONTENTS

                                                                                    Page
        3.22    Insurance........................................................... 22
        3.23    Pooling of Interests................................................ 22
        3.24    Title to Properties................................................. 23
        3.25    Intellectual Property............................................... 23
        3.26    Year 2000........................................................... 23
        3.27    No Excess Parachute Payments........................................ 24
        3.28    Opinion............................................................. 24
        3.29    UST Information..................................................... 24

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF SCHWAB AND MERGER SUB............. 25

        4.1     Corporate Organization.............................................. 25
        4.2     Capitalization...................................................... 26
        4.3     Authority; No Violation............................................. 26
        4.4     Consents and Approvals.............................................. 27
        4.5     Broker's Fees....................................................... 27
        4.6     Absence of Certain Changes or Events................................ 27
        4.7     Legal Proceedings................................................... 28
        4.8     Taxes and Tax Returns............................................... 28
        4.9     SEC Reports......................................................... 28
        4.10    Compliance with Applicable Law...................................... 29
        4.11    Agreements with Regulatory Agencies................................. 30
        4.12    Undisclosed Liabilities............................................. 30
        4.13    Pooling of Interests................................................ 30
        4.14    Year 2000........................................................... 30
        4.15    Opinion............................................................. 31
        4.16    SCHWAB Information.................................................. 31

ARTICLE V       COVENANTS RELATING TO CONDUCT OF BUSINESS........................... 31

        5.1     Conduct of UST Business Prior to the Effective Time................. 31
        5.2     Forbearances of UST................................................. 31
        5.3     Forbearances of SCHWAB.............................................. 33

ARTICLE VI      ADDITIONAL AGREEMENTS............................................... 34

        6.1     Regulatory Matters.................................................. 34
        6.2     Access to Information............................................... 36
        6.3     Shareholder Approval................................................ 37
        6.4     No Solicitation..................................................... 37
        6.5     Continuity of Business Enterprise................................... 39
        6.6     Tax Free Treatment.................................................. 39
        6.7     Pooling Treatment................................................... 39

                               TABLE OF CONTENTS

                                                                                    Page
        6.8     Affiliates; Publication of Combined Financial Results............... 39
        6.9     Stock Exchange Listing.............................................. 39
        6.10    Employee Benefits................................................... 40
        6.11    Indemnification; Directors' and Officers' Insurance................. 41
        6.12    Additional Agreements............................................... 42
        6.13    Advice of Changes................................................... 43
        6.14    Employee Retention Plan............................................. 43
        6.15    State Takeover Statutes............................................. 43
        6.16    Section 15 of the 1940 Act.......................................... 43

ARTICLE VII     CONDITIONS PRECEDENT................................................ 44

        7.1     Conditions to Each Party's Obligation To Effect the Merger.......... 44
                (a)   Shareholder Approval.......................................... 44
                (b)   Stock Exchange Listing........................................ 44
                (c)   Regulatory Approvals.......................................... 44
                (d)   S-4........................................................... 44
                (e)   No Injunctions or Restraints; Illegality...................... 44
                (f)   Pooling of Interests.......................................... 45
        7.2     Conditions to Obligations of SCHWAB................................. 45
                (a)   Representations and Warranties................................ 45
                (b)   Performance of Obligations of UST............................. 45
                (c)   Regulatory Conditions......................................... 45
                (d)   Financial Holding Company Status.............................. 46
        7.3     Conditions to Obligations of UST.................................... 46
                (a)   Representations and Warranties................................ 46
                (b)   Performance of Obligations of SCHWAB.......................... 46
                (c)   Tax Opinion................................................... 46

ARTICLE VIII    TERMINATION AND AMENDMENT........................................... 47

        8.1     Termination......................................................... 47
        8.2     Effect of Termination............................................... 48
        8.3     Amendment........................................................... 49
        8.4     Extension; Waiver................................................... 49
        8.5     Superior Proposal Termination....................................... 50

ARTICLE IX      GENERAL PROVISIONS.................................................. 50

        9.1     Closing............................................................. 50
        9.2     Nonsurvival of Representations, Warranties and Agreements........... 50
        9.3     Expenses............................................................ 50
        9.4     Notices............................................................. 50
        9.5     Interpretation...................................................... 52

                               TABLE OF CONTENTS

                                                                                   Page
        9.6     Counterparts........................................................52
        9.7     Entire Agreement....................................................52
        9.8     Governing Law.......................................................52
        9.9     Severability........................................................52
        9.10    Publicity...........................................................52
        9.11    Assignment; Third Party Beneficiaries...............................53

                                   EXHIBIT A

                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             U.S. TRUST CORPORATION

                 ----------------------------------------------

                       Under Section 807 of the Business
                    Corporation Law of the State of New York

                 ----------------------------------------------

1. The name of the corporation shall be U.S. Trust Corporation (hereinafter sometimes called the "Corporation").

2. The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

   It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation; and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.

3. The office of the Corporation in the State of New York shall be located in the County of New York.

4. The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each share having a par value of one penny ($.01). The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

5. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served. The post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the Corporation which may be served upon it is: 111 Eighth Avenue, New York, N.Y. 10011; Attention: CT Corporation System.

6. The corporation designated CT Corporation System, 111 Eighth Avenue,
New York, N.Y. 10011 as its registered agent upon whom process against it may be served within the State of New York.

7. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

      (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add or repeal the By-Laws of the Corporation.

      (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

      (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

      (5) Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by a majority vote of the outstanding shares.

8. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.